Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-60434

$1,005,000,000

LOWE’S COMPANIES, INC.

Liquid Yield Option™ Notes due 2021

(Zero Coupon—Senior)

THIRD PROSPECTUS SUPPLEMENT DATED FEBRUARY 20, 2003

TO

PROSPECTUS DATED MAY 29, 2002

This Prospectus Supplement amends the table of Selling Securityholders appearing on pages 34-36 of the Prospectus dated May 29, 2002, (i) to list additional selling securityholders and (ii) to update the positions of previously disclosed selling securityholders, based on completed investor questionnaires and trade execution orders submitted to Lowe’s on or before February 16, 2003.

SELLING SECURITYHOLDERS

The LYONs were originally issued by us and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be “qualified institutional buyers” (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any and all of the LYONs and the shares of common stock issuable upon conversion and/or redemption of the LYONs.

Set forth below are the names of each selling securityholder, the principal amount of LYONs that may be offered by such selling securityholder pursuant to this Prospectus, and the number of shares of common stock into which such LYONs are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth certain information received by us on or prior to February 16, 2003. However, any or all of the LYONs or common stock listed below may be offered for sale pursuant to this Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common stock that will be held by the selling securityholders upon consummation of any such sales.

Name	Aggregate Principal Amount of LYONs at Maturity that May be Sold	Percentage of LYONs Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby
Allied Irish Banks PLC	16,874,934	1.68%	0	277,558

Allstate Insurance Company	500,000	0.05%	0	8,224

Allstate Life Insurance Company	4,405,000	0.44%	0	72,453

Associated Electric & Gas Insurance Services Limited	1,100,000	0.11%	0	18,092

CitiSam Fund-Ltd.	2,600,000	0.26%	0	42,764

Commercebank, N.A.	15,000,000	1.49%	0	246,720

Commonwealth Professional Assurance Company, c/o Income Research & Management	540,000	0.05%	0	8,881

Conseco Annuity Assurance Company	2,000,000	0.20%	0	32,896

Conseco Fund Group — Conseco Convertible Securities Fund	250,000	0.02%	0	4,112

EQAT/Alliance Growth Investors	1,565,000	0.16%	0	25,741

Equitable Life Assurance Separate Account — Balanced	90,000	0.01%	0	1,480

Name	Aggregate Principal Amount of LYONs at Maturity that May be Sold	Percentage of LYONs Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby
Equitable Life Assurance Separate Account — Convertibles	1,000	0.00%	0	16

GLG Market Neutral Fund	16,000,000	1.59%	0	263,168

IMF Convertible Fund	1,600,000	0.16%	0	26,316

Investcorp Sam Fund Limited	8,400,000	0.84%	0	138,163

Lutheran Brotherhood	1,500,000	0.15%	14,160	24,672

McMahan Securities Co. L.P.	1,150,000	0.11%	0	18,915

Med America Insurance, c/o Income Research and Management	1,685,000	0.17%	0	27,714

Med American New York Insurance, c/o Income Research and Management	665,000	0.07%	0	10,937

Oppenheimer Convertible Securities Fund	3,000,000	0.30%	0	49,344

Physicians Life	314,000	0.03%	0	5,164

PIMCO Convertible Fund	500,000	0.05%	0	8,224

Name	Aggregate Principal Amount of LYONs at Maturity that May be Sold	Percentage of LYONs Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby
RBC Royal Bank	30,000,000	2.99%	0	493,440

Salomon Brothers Asset Management, Inc.	550,000	0.05%	0	9,046

Southern Farm Bureau Life Insurance	870,000	0.09%	0	14,309

Starvest Managed Portfolio	30,000	0.00%	0	493

State of Florida, Division of Treasury	1,870,000	0.19%	0	30,757

State of Mississippi Health Care Trust Fund	905,000	0.09%	0	14,885

Tufts Associated Health Plans, c/o Income Research & Management	650,000	0.06%	0	10,691

UBS AG LON F/B/O PB	10,000,000	1.00%	0	164,480

University of Massachusetts, c/o Income Research & Management	130,000	0.01%	0	2,138

Victory Capital Management as Agent for the Charitable Income Fund	85,000	0.01%	0	1,398

Victory Capital Management as Agent for the Key Trust Fixed Income Fund	130,000	0.01%	0	2,138

Name	Aggregate Principal Amount of LYONs at Maturity that May be Sold	Percentage of LYONs Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby
Registered Shares Not Sold	124,959,934	12.43%		2,055,340

Total Registered Shares Sold	878,192,000	87.38%		14,444,502

All Other Beneficial Holders	1,848,066	0.18%		30,396

Total	1,005,000,000	100.00%		16,530,240